Exhibit 99.1

Contact at 214/432-2000
Steven R. Rowley
President & CEO
D. Craig Kesler
Executive Vice President & CFO
Robert S. Stewart
Executive Vice President

News for Immediate Release

EAGLE MATERIALS INC. REPORTS CONTINUED

STRONG GROWTH IN SALES VOLUMES AND EARNINGS

IN THE SECOND QUARTER

DALLAS, TX (October 30, 2013) – Eagle Materials Inc. (NYSE: EXP) today reported financial results for the second quarter of fiscal 2014 which ended September 30, 2013. Notable items for the quarter in relation to the prior-year’s second quarter include:

•	Revenues of $252.6 million, up 53%

•	Earnings before interest and income taxes of $63.5 million, up 114%

•	Net earnings per diluted share of $0.80, up 100%

Sales volumes improved across all business lines, with cement volumes setting a quarterly record at 1.4 million tons. Net sales prices strengthened across nearly all businesses, with wallboard sales prices increasing 21% over the prior year’s second quarter. Quarterly revenue and earnings improvement also reflects the acquisition of assets, primarily two cement plants in Missouri and Oklahoma and the related aggregates and ready-mix businesses in Kansas City (the Acquired Assets) on November 30, 2012.

Cement, Concrete and Aggregates

Operating earnings from Cement for the second quarter were $32.4 million, an 86% increase from the same quarter a year ago. The earnings increase resulted from increased sales volumes and average net cement sales prices.

Cement revenues for the quarter, including joint venture and intersegment revenues, totaled $133.2 million, 70% greater than the same quarter last year. The revenue improvement reflects a 66% increase in our second quarter Cement sales volume, including sales volumes attributable to the Acquired Assets. Our average net cement sales price this quarter was $85.34 per ton, 3% higher than the same quarter last year.

Concrete and Aggregates reported a small operating loss for the second quarter, an improvement from the same quarter a year ago.

Gypsum Wallboard and Paperboard

Gypsum Wallboard and Paperboard’s second quarter operating earnings of $36.8 million were up 52% compared to the same quarter last year. Improved Gypsum Wallboard net sales prices were the primary driver of the quarterly earnings increase. Additional contribution came from improved sales volumes in both wallboard and paperboard.

Gypsum Wallboard and Paperboard revenues for the second quarter totaled $120.0 million, a 24% increase from the same quarter a year ago. The revenue increase reflects primarily higher wallboard average net sales prices and improved gypsum wallboard and paperboard sales volumes.

The average gypsum wallboard net sales price for the second quarter was $144.05 per MSF, 21% greater than the same quarter a year ago. Gypsum Wallboard sales volume for the quarter of 554 million square feet (MMSF) represents an 11% increase from the same quarter last year. The average Paperboard net sales price for this quarter was $507.28 per ton, 1% lower than the same quarter a year ago. Paperboard sales volumes for the quarter were 67,000 tons, 8% higher than the same quarter a year ago.

Details of Financial Results

For information regarding the results of operations for the Acquired Assets for certain periods prior to November 30, 2012, including pro forma financial information that combines the results of operations for Eagle and the Acquired Assets, please see our Form 8-K/A filed on April 26, 2013. The increase in our average shares outstanding at September 30, 2013 is primarily due to the impact of our follow-on equity offering related to the Acquired Assets, which was completed on October 3, 2012.

The prior year’s second quarter results include Acquisition and Litigation Expenses related primarily to the acquisition of the Acquired Assets and litigation costs related to our lawsuit against the IRS. The total impact from these non-routine items was $5.7 million (pre-tax), or $0.09 per diluted share (after-tax).

Texas Lehigh Cement Company LP, one of our cement plant operations, is conducted through a 50/50 joint venture (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments in the Company for making operating decisions and assessing performance. Attachment 3 shows the proportional consolidation of our Cement revenues.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of the amounts referred to above.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Frac Sand, Concrete and Aggregates from 40 facilities across the US. Eagle is headquartered in Dallas, Texas.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Thursday, October 31, 2013. The conference call will be webcast simultaneously on the Eagle website http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in energy costs including, without limitation, natural gas, coal and oil; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation);possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. With respect to our acquisition of the Acquired Assets as described in this press release, factors, risks and uncertainties that may cause actual events and developments to vary materially from those anticipated in forward-looking statements include, but are not limited to, the risk that we may not be able to integrate the Acquired Assets in an efficient and cost-effective manner with our other assets and operations, the possible inability to realize synergies or other expected benefits of the transaction, the possibility that we may incur significant costs relating to transition or integration activities or repair and maintenance of the Acquired Assets, the discovery of undisclosed liabilities associated with the business, the need to repay the indebtedness incurred to fund the acquisition and the fact that increased debt may limit our ability to respond to any changes in general economic and business conditions that occur after the acquisition. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214/432-2000.

Steven R. Rowley

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

Attachment 1 Statement of Consolidated Earnings

Attachment 2 Revenues and Earnings by Lines of Business (Quarter and Six Months)

Attachment 3 Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

Attachment 4 Consolidated Balance Sheets

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012
Revenues	$252,646	$164,659	$479,690	$318,701
Cost of Goods Sold	193,167	132,170	373,607	263,315

Gross Profit	59,479	32,489	106,083	55,386
Equity in Earnings of Unconsolidated JV	9,747	8,750	17,625	15,218
Other, net	317	66	900	(204)
Acquisition and Litigation Expense	—	(5,713)	—	(6,374)
Corporate General and Administrative Expenses	(6,060)	(5,919)	(11,654)	(10,674)

Earnings before Interest and Income Taxes	63,483	29,673	112,954	53,352
Interest Expense, net	(4,795)	(3,548)	(9,750)	(7,313)

Earnings before Income Taxes	58,688	26,125	103,204	46,039
Income Tax Expense	(18,785)	(8,172)	(33,200)	(14,108)

Net Earnings	$39,903	$17,953	$70,004	$31,931

EARNINGS PER SHARE
Basic	$0.81	$0.40	$1.43	$0.71

Diluted	$0.80	$0.40	$1.40	$0.71

AVERAGE SHARES OUTSTANDING
Basic	49,012,045	44,746,225	48,984,038	44,708,499

Diluted	49,860,100	45,353,778	49,835,382	45,219,224

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Segment Operating Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012
Revenues*
Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$98,960	$77,327	$194,941	$147,547
Gypsum Paperboard	20,992	19,215	39,943	38,622

	119,952	96,542	234,884	186,169
Cement (Wholly Owned)	102,871	54,105	190,175	105,855
Concrete and Aggregates	29,823	14,012	54,631	26,677

Total	$252,646	$164,659	$479,690	$318,701

Segment Operating Earnings
Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$29,868	$16,464	$59,504	$30,486
Gypsum Paperboard	6,937	7,695	12,616	12,971

	36,805	24,159	72,120	43,457
Cement:
Wholly Owned	22,683	8,692	33,815	12,090
Joint Venture	9,747	8,750	17,625	15,218

	32,430	17,442	51,440	27,308
Concrete and Aggregates	(9)	(362)	148	(161)
Other, net	317	66	900	(204)

Sub-total	69,543	41,305	124,608	70,400
Acquisition and Litigation Expenses	—	(5,713)	—	(6,374)
Corporate General and Administrative Expenses	(6,060)	(5,919)	(11,654)	(10,674)

Earnings Before Interest and Income Taxes	$63,483	$29,673	$112,954	$53,352

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Joint Venture Revenues

(unaudited)

	Sales Volume
	Quarter Ended September 30,			Six Months Ended September 30,
	2013	2012	Change	2013	2012	Change
Gypsum Wallboard (MMSF’s)	554	500	+11%	1,086	957	+13%
Cement (M Tons):
Wholly Owned	1,182	639	+85%	2,161	1,260	+72%
Joint Venture	252	225	+12%	514	452	+14%

	1,434	864	+66%	2,675	1,712	+56%
Paperboard (M Tons):
Internal	26	23	+13%	52	43	+21%
External	41	39	+5%	79	79	0%

	67	62	+8%	131	122	+7%
Concrete (M Cubic Yards)	265	141	+88%	492	278	+77%
Aggregates (M Tons)	1,006	810	+24%	1,915	1,462	+31%

	Average Net Sales Price*
	Quarter Ended September 30,			Six Months Ended September 30,
	2013	2012	Change	2013	2012	Change
Gypsum Wallboard (MSF)	$144.05	$119.44	+21%	$145.15	$119.09	+22%
Cement (Ton)	$85.34	$82.77	+3%	$85.72	$81.92	+5%
Paperboard (Ton)	$507.28	$512.12	-1%	$504.92	$507.57	-1%
Concrete (Cubic Yard)	$82.15	$66.83	+23%	$80.68	$66.07	+22%
Aggregates (Ton)	$7.87	$6.01	+31%	$7.85	$6.00	+31%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues
	Quarter Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012
Intersegment Revenues:
Cement	$2,955	$512	$4,947	$1,079
Paperboard	13,650	12,515	26,862	23,437
Concrete and Aggregates	274	245	672	457

	$16,879	$13,272	$32,481	$24,973

Cement Revenues:
Wholly Owned	$102,871	$54,105	$190,175	$105,855
Joint Venture	27,378	23,916	55,782	47,623

	$130,249	$78,021	$245,957	$153,478

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	September 30,		March 31,
	2013	2012	2013*
ASSETS
Current Assets –
Cash and Cash Equivalents	$10,628	$8,149	$3,897
Accounts and Notes Receivable, net	119,748	74,066	87,543
Inventories	162,094	109,004	156,380
Federal Income Tax Receivable	—	—	2,443
Prepaid and Other Assets	8,235	2,588	11,008

Total Current Assets	300,705	193,807	261,271

Property, Plant and Equipment –	1,636,244	1,149,075	1,599,992
Less: Accumulated Depreciation	(646,142)	(584,773)	(614,268)

Property, Plant and Equipment, net	990,102	564,302	985,724
Investments in Joint Venture	40,071	39,908	42,946
Notes Receivable	3,488	3,316	3,893
Goodwill and Intangibles	161,432	150,584	162,400
Other Assets	14,377	22,971	19,999

	$1,510,175	$974,888	$1,476,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$50,878	$34,730	$58,880
Accrued Liabilities	40,785	42,602	41,349
Federal Income Tax Payable	10,028	11,455	—
Current Portion of Long-term Debt	—	4,677	—

Total Current Liabilities	101,691	93,464	100,229

Long-term Liabilities	53,334	39,747	51,547
Bank Credit Facility	263,000	20,000	297,000
Senior Notes	192,259	192,259	192,259
Deferred Income Taxes	135,571	127,307	139,028
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 49,675,688; 45,438,711 and 49,503,496 Shares, respectively.	497	454	495
Capital in Excess of Par Value	231,836	44,208	224,053
Accumulated Other Comprehensive Losses	(6,732)	(5,284)	(7,042)
Retained Earnings	538,719	462,733	478,664

Total Stockholders’ Equity	764,320	502,111	696,170

	$1,510,175	$974,888	$1,476,233

*	From audited financial statements.